Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 28, 2012

State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA 02116
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

Reference is made to the Administration Agreement between Henderson Global Funds (the “Trust”) and State Street Bank and Trust Company (the “Administrator”) dated as of August 31, 2001, as amended (the “Agreement”).  Pursuant to Section 12 of the Agreement, this letter is to provide notice that effective December 28, 2012, the Henderson Japan Focus Fund, Henderson Money Market Fund and Henderson International All Cap Equity Fund, each a series of the Trust, are hereby terminated.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: ______________________ Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: _______________________ Name: Michael F. Rogers Title: Executive Vice President